PRESS RELEASE

Plantronics Announces 1 Million Share Repurchase Program

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR RELEASE 6 AM PST January 25, 2008

Santa Cruz, CA–January 25, 2008- Plantronics, Inc., (NYSE: PLT) today announced a 1,000,000 share repurchase program. Pursuant to the Stock Repurchase Program, the Company will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics, noted, “Plantronics continues to generate positive cash flow and we believe it is prudent to use a portion of this cash to increase shareholder value through the repurchase of our stock.  We believe that our cash balance and future cash flows will provide sufficient liquidity to support another share repurchase program.  We purchase shares when we believe it should be strongly accretive to EPS to do so in comparison to alternative investment choices. Our Board of Directors believes that Plantronics stock presents an attractive investment for the Company and its stockholders,” Scherer concluded.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box1802/ Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098